Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com
CAPITALSOURCE REPORTS THIRD QUARTER 2005
RESULTS AND DECLARES E&P DIVIDEND OF $2.50 PER SHARE
•	Earned net income of $28.1 million for diluted net income per share of $0.24
•	Grew funded loan portfolio to a record $5.5 billion, an increase of $418 million, or 8.2%, from June 30, 2005, and grew loan commitments to $8.3 billion, also a record
•	Announced our intention to elect to be taxed as a real estate investment trust (“REIT”) for the year commencing January 1, 2006
•	In October 2005, sold in a public offering at a price of $22.30 per share, 19.25 million shares of our common stock, 4.3 million of which were purchased by members of our management, Board of Directors and their affiliates. Based on SEC filings, subsequent to the offering, insiders have acquired an additional 0.5 million net shares of our common stock in market transactions
•	On October 31, 2005, declared a special dividend in the amount of $2.50 per share, or approximately $350.0 million in the aggregate, payable to stockholders of record as of November 23, 2005

Chevy Chase, MD, November 1, 2005 — CapitalSource Inc. (NYSE: CSE) today reported net income of $28.1 million, or $0.24 per diluted share, for the quarter ended September 30, 2005. For the nine months ended September 30, 2005, net income was $112.7 million, or $0.96 per diluted share, an increase of $26.6 million from net income of $86.1 million, or $0.73 per diluted share, for the nine months ended September 30, 2004.
“We are very pleased with our performance for the third quarter and year to date,” said John K. Delaney, Chairman and Chief Executive Officer. “The business continues to perform at a very high level, with each of our lending businesses demonstrating strong growth and yield profiles this quarter. Our pipeline of transactions in review is extremely strong, reflecting the scale and reach of our origination platform.”
As previously announced, during the third quarter 2005, we changed our loan loss reserve policy which included updating our loan loss reserve estimates based on revised reserve factors by loan type that consider historical loss experience, the seasoning of our portfolio, overall economic conditions and other factors.
As of September 30, 2005, loans 60 or more days contractually delinquent and loans on non-accrual status each as a percentage of gross loans decreased to 1.00% and 2.18%, respectively, from 1.13% and 2.22%, respectively, as of June 30, 2005. “Our portfolio is performing as expected and our view on credit is consistent with the guidance we provided at our investor conference in September,” said Bryan M. Corsini, Chief Credit Officer. During the third quarter 2005, we recorded charge offs of $5.9 million, or 0.45% of average loans during the quarter (annualized). For the nine months ended September 30, 2005, we recorded charge offs of $11.5 million, or 0.32% of average loans during the period (annualized).
Subsequent to quarter end, in October 2005, we sold 19.25 million shares of our common stock in a public offering at a price of $22.30 per share, raising net proceeds of $414.3 million. “Our recent stock offering was a great success and again demonstrated our access to the capital markets,” said Jason M. Fish, President. “We saw significant demand for our shares and the share price increased during the marketing period. In addition, we were pleased to have seen significant demand from our management, board members and their affiliates who collectively acquired 4.3 million shares in the offering. We take this strong demand from the market and insiders as validation of our decision to elect REIT status in 2006.”
On September 19, 2005, we announced our intention to elect to be taxed as a REIT for the year commencing January 1, 2006. On October 31, 2005, our Board of Directors declared a special dividend of $2.50 per share, or approximately $350.0 million in the aggregate, payable to stockholders of record as of November 23, 2005. This amount represents an estimate of our cumulative earnings and profits attributable to tax years ending prior to January 1, 2006, which we are required to pay to our stockholders in connection with our REIT election. “We are very pleased to announce this initial dividend,” said Thomas A. Fink, Chief Financial Officer. “Our estimate of our cumulative 2005 ending earnings and profits remains within the range we forecasted and reflects our confidence in our business for the rest of the year.” We expect to pay this special dividend on or about January 25, 2006. Holders on the record date for this dividend will be entitled to elect to receive their portion of this dividend in cash, shares of our common stock or a combination of 20% cash and 80% in shares of common stock, with not more than 20% of the total dividend amount paid in cash. Election materials and forms to be mailed to stockholders promptly after the record date will describe in more detail the election process, the limitations on the total amount of cash we will pay and related logistical matters. Regardless of the form in which it is received, we expect this will be a taxable dividend to stockholders. In addition, as a REIT, we intend to pay regular, quarterly dividends beginning in 2006.
Loan Portfolio
•	Gross loans outstanding increased to $5.5 billion as of September 30, 2005, an increase of $418 million from $5.1 billion as of June 30, 2005.
•	During the third quarter ended September 30, 2005, gross loans in our Healthcare and Specialty Finance Business increased $172.9 million, or 9.2%; gross loans in our Corporate Finance Business increased $113.2 million, or 6.7%; and gross loans in our Structured Finance Business increased $131.9 million, or 8.9%.
•	As of September 30, 2005, 38% of our loan portfolio had been originated by our Healthcare and Specialty Finance Business, 33% by our Corporate Finance Business and 29% by our Structured Finance Business. These percentages compare to 37% originated by our Healthcare and Specialty Finance Business, 34% by our Corporate Finance Business and 29% by our Structured Finance Business as of June 30, 2005.
•	Net interest and fee income was $118.3 million for the third quarter 2005, an increase of $3.4 million, or 3%, from $114.9 million for the second quarter 2005.
Yield / Cost of Funds / Leverage / Net Interest Margin
•	Yield on average interest earning assets was 12.35% for the third quarter 2005, a decrease of 24 basis points from 12.59% for the second quarter 2005. This decrease was the result of a 46 basis point decrease in yield from fee income partially offset by a 22 basis point increase in yield from interest income. The decrease in yield from fee income was primarily the result of a decrease in prepayment-related fee income, which contributed 81 basis points to yield in the third quarter 2005 compared to 105 basis points in the second quarter 2005, and a decrease in other fees. The increase in yield from interest income was primarily due to higher short-term interest rates during the quarter.

•	Cost of funds was 4.61% for the third quarter 2005 compared to 4.25% for the second quarter 2005. This increase was primarily the result of rising short-term interest rates during the quarter, partially offset by a decrease in amortization of deferred financing fees. Overall, our borrowing spread to 30-day LIBOR decreased to 1.01% for the third quarter 2005 from 1.18% for the second quarter 2005.
•	Leverage, as measured by the ratio of total debt to equity, increased to 4.31x as of September 30, 2005 from 4.17x as of June 30, 2005. This increase was primarily due to increased borrowings on credit facilities to fund portfolio growth, partially offset by collections and repayments of loans in our term debt securitizations.
•	Net interest margin was 8.63% for the third quarter 2005, a 55 basis point decrease from 9.18% for the second quarter 2005. Net interest margin decreased due to lower yield on our interest earning assets (primarily due to lower prepayment related fee activity), higher cost of funds (primarily due to higher short-term interest rates) and higher leverage.
Provision/Allowance for Loan Losses
•	The provision for loan losses was $42.9 million for the third quarter 2005, an increase of $37.9 million from $5.0 million for the second quarter 2005. This provision gives effect to the change in our loan loss reserve policy described above.
•	Allowance for loan losses was $81.5 million as of September 30, 2005, a $37.0 million increase from $44.5 million as of June 30, 2005. Allowance for loan losses as a percentage of gross loans was 1.49% as of September 30, 2005, an increase of 61 basis points from 0.88% as of June 30, 2005. This increase was due to an increase in the provision for loan losses, partially offset by the loan charge offs, each as described above.
Operating Expenses
•	Total operating expenses were $33.3 million for the third quarter 2005, a decrease of $7.8 million from $41.1 million for the second quarter 2005. Operating expenses as a percentage of average total assets were 2.40% for the third quarter 2005, a decrease of 82 basis points from 3.22% for the second quarter 2005. These decreases were primarily the result of a decrease in compensation costs related to lower incentive compensation and a decrease in restricted stock expense under our equity incentive plan, partially offset by an increase in professional fees.

Other Income
•	Other income was $2.7 million for the third quarter 2005, a decrease of $3.0 million from $5.7 million for the second quarter 2005. This decrease was primarily due to a decrease in realized gains on investment sales and a decrease in fees arising from our HUD mortgage origination services, partially offset by an increase in diligence deposits forfeited.
Income Taxes
•	Our effective tax rate for the nine months ended September 30, 2005 was 38.6%, down from 39.0% for the previous quarters of 2005.
We encourage all interested parties to review the presentation we have posted on our website. The presentation can be accessed on the investor relations page of our website at http://www.capitalsource.com, or by using the link below:
http://investor.capitalsource.com/phoenix.zhtml?c=114643&p=irol-irhome
Conference Call and Webcast
We will host a conference call on Tuesday, November 1, 2005 at 10:00 a.m. EST to discuss our third quarter results. If you wish to participate, please call (866) 510-0708 from the United States or (617) 597-5377 from outside the United States with pass code 80892250. Please call approximately ten minutes in advance. The call will also be audio webcast on the Investor Relations page of the CapitalSource website, www.capitalsource.com.
A telephonic replay will be available from approximately 12:00 p.m. EST November 1, 2005 through November 8, 2005. Please call (888) 286-8010 from the United States or (617) 801-6888 from outside the United States with pass code 48437767. An audio replay will also be available on the Investor Relations page of the CapitalSource website.
About CapitalSource
CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare and Specialty Finance, and Structured Finance. By offering a broad array of financial products, we had outstanding more than $8.3 billion in loan commitments as of September 30, 2005. Headquartered in Chevy Chase, MD, we have a national network of offices across the country. As of September 30, 2005, we had 473 employees. We have announced our intention to elect to be taxed as a REIT for the year commencing January 1, 2006. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to our expectation that we will elect REIT tax status beginning with our 2006 tax year.
All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. The forward-looking statements in this press release regarding our anticipated REIT election commencing in 2006 are subject to particular risks including, but not limited to: resolution of, and receipt of final Board of Directors approval with respect to, relevant legal, accounting and financial matters relating to our election of REIT status beginning January 1, 2006, and no occurrence of other events that require a change in the timing of our REIT election; our ability to restructure our corporate entities and existing financings to permit us to position our assets in the most advantageous manner between the REIT and a taxable REIT subsidiary; material variance in the expected level of our cumulative earnings and profits or our projected dividend payout, and the implications of any such variance on our stock price; our ability to access the capital markets on attractive terms or at all to obtain the financing we will need to manage the growth of our existing loan portfolio and to operate as a REIT; our management’s ability to operate our business in accordance with the complex rules and regulations governing REITs as necessary to ensure our qualification and maintenance of our REIT status; potential changes in tax laws that could reduce the benefits we associate with the REIT election; our lack of share ownership limitations and transfer restrictions in our charter could result in our failure to qualify as a REIT if five or fewer individuals were to acquire 50 percent or more of our outstanding shares of common stock; and the relative attractiveness of our dividend payout as compared to other investment options should market interest rates continue to rise.
More detailed information about factors we believe could cause our actual results, performance or achievements to differ materially from anticipated levels is contained in our filings with the SEC, including the sections captioned “Risk Factors” in our Current Report on Form 8-K as filed with the SEC on October 6, 2005 and “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 15, 2005. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
(Unaudited)

	September 30,	June 30,
	2005	2005
	($ in thousands)
Assets
Cash and cash equivalents	$125,405	$156,564
Restricted cash	169,782	229,103
Loans:
Loans	5,487,256	5,069,320
Less deferred loan fees and discounts	(109,875)	(105,933)
Less allowance for loan losses	(81,498)	(44,549)

Loans, net	5,295,883	4,918,838
Investments	90,442	50,711
Deferred financing fees, net	38,481	42,538
Other assets	51,820	43,712

Total assets	$5,771,813	$5,441,466

Liabilities and shareholders’ equity
Liabilities:
Credit facilities	$1,998,582	$1,316,506
Term debt	2,094,511	2,472,258
Convertible debt	555,000	555,000
Accounts payable and other liabilities	44,123	55,495

Total liabilities	4,692,216	4,399,259

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 121,251,457 and 121,103,112 shares issued; 119,951,457 and 119,803,112 shares outstanding, respectively)	1,200	1,198
Additional paid-in capital	826,474	820,348
Retained earnings	345,770	317,686
Deferred compensation	(63,000)	(66,229)
Accumulated other comprehensive loss, net	(921)	(870)
Treasury stock, at cost	(29,926)	(29,926)

Total shareholders’ equity	1,079,597	1,042,207

Total liabilities and shareholders’ equity	$5,771,813	$5,441,466

CapitalSource Inc.
Consolidated Statements of Income
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2005	2005	2004	2005	2004
Net interest and fee income:
Interest	$133,480	$119,267	$86,344	$361,321	$218,325
Fee income	35,771	38,469	26,010	100,723	61,848

Total interest and fee income	169,251	157,736	112,354	462,044	280,173
Interest expense	50,981	42,797	21,922	128,364	51,296

Net interest and fee income	118,270	114,939	90,432	333,680	228,877
Provision for loan losses	42,884	5,047	7,832	57,833	20,238

Net interest and fee income after provision for loan losses	75,386	109,892	82,600	275,847	208,639

Operating expenses:
Compensation and benefits	20,253	30,588	19,627	72,207	51,613
Other administrative expenses	13,042	10,521	8,838	32,817	26,691

Total operating expenses	33,295	41,109	28,465	105,024	78,304

Other income (expense):
Diligence deposits forfeited	1,628	329	1,249	3,105	4,345
Gain (loss) on investments, net	36	3,164	(435)	5,328	(455)
Loss on derivatives	(107)	(80)	(223)	(114)	(480)
Other income	1,186	2,321	3,423	4,468	7,886

Total other income	2,743	5,734	4,014	12,787	11,296

Net income before income taxes	44,834	74,517	58,149	183,610	141,631
Income taxes	16,751	29,062	23,841	70,873	55,564

Net income	$28,083	$45,455	$34,308	$112,737	$86,067

Net income per share:
Basic	$0.24	$0.39	$0.30	$0.97	$0.74
Diluted	$0.24	$0.39	$0.29	$0.96	$0.73

Average shares outstanding:
Basic	116,742,755	116,669,187	115,913,505	116,630,570	116,208,773
Diluted	117,697,783	117,906,997	117,358,735	117,731,254	117,600,329

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2005	2005	2004	2005	2004
Performance ratios:
Return on average assets	2.02%	3.56%	3.57%	2.93%	3.54%
Return on average equity	10.48%	17.89%	15.44%	14.87%	13.29%
Net interest margin	8.63%	9.18%	9.50%	8.78%	9.47%
Operating expenses as a percentage of average total assets	2.40%	3.22%	2.96%	2.73%	3.22%
Efficiency ratio (operating expenses / net interest and fee income and other income)	27.51%	34.07%	30.14%	30.31%	32.60%

Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	1.00%	1.13%	0.66%	1.00%	0.66%
Loans on non-accrual status as a percentage of loans (as of period end)	2.18%	2.22%	1.16%	2.18%	1.16%
Impaired loans as a percentage of loans (as of period end)	3.74%	3.45%	1.13%	3.74%	1.13%
Net charge offs as a percentage of average loans (annualized)	0.45%	0.47%	0.00%	0.32%	0.25%
Allowance for loan losses as a percentage of loans (as of period end)	1.49%	0.88%	0.86%	1.49%	0.86%
Total debt to equity (as of period end)	4.31x	4.17x	3.41x	4.31x	3.41x
Equity to total assets (as of period end)	18.70%	19.15%	22.47%	18.70%	22.47%

Average balances ($ in thousands):
Average loans	$5,195,798	$4,787,725	$3,621,586	$4,839,601	$3,085,317
Average assets	5,503,365	5,123,760	3,822,746	5,151,624	3,250,692
Average interest earning assets	5,436,081	5,023,928	3,786,683	5,082,760	3,228,631
Average borrowings	4,383,977	4,038,993	2,902,374	4,071,288	2,356,923
Average equity	1,063,136	1,019,211	883,842	1,013,841	865,128

CapitalSource Inc.
Loan Portfolio/Credit Quality Data
(Unaudited)
Loan Portfolio:

	September 30, 2005		June 30, 2005
	($ in thousands)
Composition of portfolio by lending business:
Healthcare and Specialty Finance	$2,056,182	38%	$1,883,315	37%
Corporate Finance	1,813,046	33	1,699,882	34
Structured Finance	1,618,028	29	1,486,123	29

Total	$5,487,256	100%	$5,069,320	100%

Composition of portfolio by loan type:
Senior secured asset-based loans	$1,943,741	35%	$1,778,224	35%
Senior secured cash flow loans	1,685,404	31	1,535,459	30
First mortgage loans	1,591,012	29	1,516,780	30
Mezzanine loans	267,099	5	238,857	5

Total	$5,487,256	100%	$5,069,320	100%

Asset Classification:

	September 30, 2005	June 30, 2005
	($ in thousands)
Loans 60 or more days contractually delinquent	$54,947	$57,483
Non-accrual loans (1)	119,427	112,409
Impaired loans (2)	205,246	174,853
Less: loans in multiple categories.	(170,220)	(146,911)

Total	$209,400	$197,834

Total as a percentage of total loans	3.82%	3.90%

(1)	Includes loans with an aggregate principal balance of $27.8 million and $34.5 million as of September 30, 2005 and June 30, 2005, respectively, that were also classified as loans 60 or more days contractually delinquent.

(2)	Includes loans with an aggregate principal balance of $50.8 million and $34.5 million, respectively, as of September 30, 2005 and June 30, 2005 that were also classified as loans 60 or more days contractually delinquent, and loans with an aggregate principal balance of $119.4 million and $112.4 million as of September 30, 2005 and June 30, 2005, respectively, that were also classified as loans on non-accrual status.